Exhibit 10.16

[IMAGE—GOVERNMENT OF KARNATAKA STAMP RS. 100]

LEASE AGREEMENT

THIS LEASE AGREEMENT executed at Bangalore on this the 23rd day of February 2004 by Mr. M. Zabulon Athisayam, aged about 34 years, S/o Late Maharaja Nadar, and Ms. Deva Pouse Christy Bai, aged about 28 years, W/o Mr. Zabulon Athisayam, both residing at No. 988, 4th Cross, Ashok Nagar, Bangalore 560 050, hereinafter called the “LESSORS” which expression shall, wherever the context so requires or admits mean and include their heirs, executors, legal representations, administrators, assigns of one part: AND: Impulsesoft Private Limited, a Company incorporated under the Indian Companies Act, 1956 having its registered office at No. 690, 15th Cross, 2nd Phase, J.P. Nagar, Bangalore 560 078 and represented herein by its Chairman and Director Mr. M. Chandrasekaran and hereinafter referred to as the “LESSEE” which expression shall, wherever the context so requires or admits mean and include its successors and assigns of the other part:

I.

AND WHEREAS the Lessors are the owners of premises bearing No. 690, 15th Cross, II Phase, J.P. Nagar, Bangalore 560 078, more fully described in the schedule hereunder and hereinafter referred to as “the Schedule Property”

II.	WHEREAS the Lessee has been in possession and occupation of the Schedule Property under lease from the previous owner vide a duly executed Lease Agreement dated May 1, 2000.

III.	WHEREAS the previous owner sold the Schedule Property to the Lessors mentioned herein above vide a Sale Deed dated March 12, 2003;

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

IV.	AND WHEREAS the Lessee has requested the Lessors to continue the lease in its favour and the Lessors have agreed to give on lease the Schedule Property to the Lessee making the following representatives.

a)	that the Lessors are the owners of the Schedule Property

b)	that the Schedule Property is free from all encumbrances, attachments, court or acquisition proceedings or charges of any kind;

c)	that the Lessors have not entered into any agreement or arrangement for sale for letting out the Schedule Property with anyone else;

d)	that there is no impediment for letting out the Schedule Property;

e)	that the Lessors have obtained all relevant licenses, approvals and/or permits from all appropriate authorities/associations to enable the Lessee to utilise the Schedule Property for the business purposes envisaged by the Lessee;

f)	that the Lessors have agreed to furnish the Lessee all the required and authorized sanction letters with regard to the Schedule Property to be utilized as commercial premises;

g)	that the Lessors shall indemnify the Lessee from and against all or any claims, damages, costs and expenses arising from any lacunae in the Lessors’ title or related to this Lease Agreement and the lease of the Schedule property and in relation to any work undertaken by the Lessors in respect of the Schedule Property, including any claims, damages, costs and expenses arising out of or relating to any non-performance or breach of any law, rule, regulation, order, sanction, proceedings, etc. by the Lessors.

h)	that the Lessors shall indemnify Lessee from and against all or any claims, damages, costs and expenses arising from any actions, known or unknown, by any third party which actions are solely and absolutely attributable to Lessors and /or the Schedule property.

and based on the aforesaid representations, the Lessee has agreed to take on lease the premises named No. 690, 15th Cross, II Phase, J.P.Nagar, Bangalore 560 078, which is the Schedule Property compositely having a super built-up area of 15000 sq. ft approximately, together with five car parking space. (Two (2) car parking space and 140 KVA Transformer erected, at the portion of the premises ear marked for the other three (3) car parking space)

V.	WHEREAS the Lessee assures the Lessors that there is no impediment for it under any law to take the Schedule Property from the Lessors on lease.

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

VI.

WHEREAS the Lessee being fully satisfied with all aspects of the Lease, has called upon the Lessors to execute this Lease Agreement and the Lessee agreeing to comply with the covenants and conditions mentioned herein, the Lessors hereby grant BY WAY OF LEASE to the Lessee all that premises No. 690, 15th Cross, II Phase, J.P.Nagar, Bangalore 560 078, compositely having a super built up area of 15000 square feet together with five (5) car parking space (Two (2) Car parking space and 140 KVA Transformer erected on the other three (3) car parking space) being morefully described in the Schedule herein below, for a period commencing from March 13, 2003 until 30th Apri1’2008 and on expiry of the Lease by efflux of time, the parties may extend by mutual-consent for further periods of 24 months subject to the following terms and conditions:

1.	LEASE RENT

1.1	The rent payable by the Lessee to the Lessors for the Schedule property shall be as under:

i)

Rs. 1,71,600/- (Rupees One Lakh Seventy One Thousand Six Hundred Only) per month pro-rated for the period from March 13, 2003 till 31st March ‘2003 and full month rent from 1st April till April 30, 2003

ii)	Rs. 1,88,760 (Rupees One Lakh Eighty Eight Thousand Seven Hundred and Sixty Only) per month, for the period from May 1, 2003 to April 30, 2004

iii)	Rs. 2,07,636/- (Rupees Two Lakh Seven Thousand Six Hundred and Thirty Six Only) per month, for the period from May 1, 2004 to April 30, 2005.

iv)	Rs. 2,28,400/- (Rupees Two Lakh Twenty Eight Thousand Four Hundred Only) per month, for the period from May 1, 2005 to April 30, 2006.

v)	Rs. 2,39800/- (Rupees Two Lakh Thirty Nine Thousand Eight Hundred Only) per month, for the period from May 1, 2006 to April 30, 2007

vi)	Rs. 2,51,800/- (Rupees Two Lakh Fifty One Thousand Eight Hundred Only) per month, for the period from May 1, 2007 to April 30, 2008.

1.2

The Lessee shall pay the amounts of rent mentioned above to the Lessors, on or before the 10th day of each and every English Calendar month in arrears. Out of the total amount of lease rent payable to the Lessors as mentioned above, the Lessee expressly agrees that 50% of the rent shall be paid to Mr. M. Zabulon who is the first Lessor and the balance 50% shall be paid to Ms. Deva Pouse Christy Bai who is the second Lessor to this Lease Agreement.

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

1.3	Upon receipt of payment by the Lessors, the Lessors shall forthwith provide the Lessee with a receipt in a manner acceptable to the Lessee in this regard. For clarity, the Lessee shall pay the lease rent after the completion of a relevant month and not in advance to the Lessors, i.e., for example the rent for the month of March 2004 will be paid by the Lessee on or before April 10, 2004.

1.4	The Lessee shall issue promptly the Tax Deduction at Source Certificate to the Lessors if any tax deduction is done on the monthly rent payable to the Lessors, as per the Income Tax Act, 1961 in force.

2.	SECURITY DEPOSIT

2.1	In consideration of the Lessors granting Lease of the Schedule property to the Lessee mentioned in the Schedule below, the Lessee has given to the Lessors, a sum of Rs. 5, 00,000/- (Rupees Five Lakh only) as refundable security deposit. Out of this total amount of the security deposit, 50% of the security deposit shall be paid to Mr. M. Zabulon who is the first Lessor and the balance 50% shall be paid to Ms. Deva Pouse Christy Bai who is the second Lessor to this Lease Agreement. Upon receiving the amount of Rs. 5, 00,000/- (Rupees Five Lakh only) the Lessors shall provide the Lessee with a receipt in a manner as specified in Schedule 2 to this Lease Agreement.

2.2	The Lessors hereby expressly agree and acknowledge that the Lessee has paid an amount of Rs. 13,00,000/- (Rupees Thirteen Lakh only) as interest free refundable security deposit amount to the previous owner of the Schedule property as specified under the security deposit agreement dated May 1, 2000, executed between the Lessee and the previous owners. Therefore, the Lessors acknowledge that the total amount of interest free refundable security deposit paid by the Lessee under this Lease Agreement with respect to the Schedule property is an amount of Rs. 18,00,000/- (Rupees Eighteen Lakh only).

2.3	The Lessors expressly agree that they are fully aware of the payment of Rs. 13,00,000/- (Rupees Thirteen Lakh only) by the Lessee as interest free refundable security deposit amount to the previous owner of the Schedule property and the Lessors are agreeable to refund the same to the Lessee along with an amount of Rs. 5,00,000/- (Rupees Five Lakh only) in the event of expiration or termination of this Agreement. Therefore, the Lessors expressly agree that they shall be liable to refund an amount of Rs. 18,00,000/- (Rupees eighteen Lakh only) to the Lessee upon the expiration or termination of this Agreement.

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

2.4	The Lessee shall not be entitled to adjust the security deposit against current and future rents or maintenance charges payable during the subsistence of the Lease, under any circumstances whatsoever, except for the provision as provided for under clause 14.4 herein below.

2.5	The Lessee hereby agrees that in the event of there being any damage done to the Schedule property, or any fixtures thereof which are in the normal course of use, which damage is caused due to any action which are solely and absolutely attributable to Lessee, then, in that event the Lessee agrees to replace or repair such damage done, failing which the Lessee agrees that the Lessors shall be entitled to assess the damage and deduct the cost for such damage or repair and then refund the security deposit paid herein.

2.6	The security deposit shall be forthwith refunded by the Lessors to the Lessee after adjusting arrears or rent, damages, electricity dues, if any and maintenance charges upon the expiration or earlier termination of the Lease Agreement, which ever is earlier.

3.	DURATION

The Duration of the Lease in respect of the Schedule property shall be for a period as per the opening paragraph of this Lease Agreement commencing from March 13, 2003 till 30th April’2008 and the month of tenancy being the English Calendar month. During this period of tenancy the Lessors shall have no right to terminate the Lease Agreement.

4.	MAINTENANCE

The Lessee shall be responsible to take care of the maintenance of the Schedule property.

5.	PAYMENT OF TAXES

The Lessors shall bear and pay all the property taxes, rates and cesses directly to the concerned authorities with regard to the Schedule property. In the event of any non-payment of such taxes, rates or cess by the Lessors, if any action or claim is brought against the Lessee, then, the Lessors shall be solely responsible to defend the Lessee against such actions or claims and settle all such actions or claims at their sole expense and the Lessors shall at all times keep the Lessee indemnified in this regard.

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

6.	ELECTRICITY AND WATER

The Lessee shall bear and pay the electricity and water charges directly to the concerned authorities in respect of the Schedule property as per the separate electricity meter(s) and water meter provided therein.

The Lessee shall furnish the Lessors along with payment of rents, copies of the Bills for each month and the receipts for having paid the dues to Electricity and Water Charges.

6.1	The Lessee shall be permitted to use the Schedule property for office/software unit purposes only.

6.2	The Lessee shall not in any manner carry out any unlawful, illegal or dangerous activity in the Schedule property or any activity which will be a nuisance to the Lessors or to the neighbours.

7.	BAR ON ADDITIONS/ ALTERATIONS

The Lessee shall not effect any additions or alterations to the Schedule property, without the previous written consent of the Lessors, save and except, such modifications required for fixing office equipment and light machinery for business purposes, such as computers, air-conditioners, internal partitions of temporary nature, and such other light appliance as is needed for carrying on the business operations of the Lessee, interior decoration, provided however, that no damage is caused to the Schedule property and it should be restored back to its original condition as at the time when it was leased out and all expenses and costs for such restoration shall be borne by Lessee only.

8.	BAR ON SUB-LETTING

The Lessee shall not be entitled to sub-lease under-lease, transfer or assign the lease-hold interest or part with possession directly or indirectly in respect of the whole or part thereof or even use the Schedule property for any franchise trade or under any other arrangement whatsoever without the written permission of the Lessors. It is specially understood that even sub-lease or sub-letting in favour of any holding company, subsidiary company or company under the same group of management of the Lessee are not excluded from the aforesaid condition. The Lessors shall not withhold any such consent unreasonably.

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

(a)	That the Lessee shall be entitled to erect/install in the Schedule property, a D G Set, in the space earmarked as such by the Lessee, for its own use.

(b)	That the Lessee shall be entitled to erect/install a communication dish antenna on the terrace of the building in the Schedule property without any interruption or objection by the Lessors.

9.	INSURANCE

The Lessors shall, at their own cost and expense take-out a comprehensive insurance coverage comprising of insurance against fire, storm, flood and riots, terrorist attacks, of the Schedule property and the Lessee shall not be responsible for taking out the aforesaid insurance or paying any insurance premium in this regard. In this regard, the Lessors, expressly agree that they shall provide the Lessee with the certificate of the insurance obtained by them prior to the commencement of the lease rent payable by the Lessee, i.e., prior to 31st May’2004.

10.	INDEMNITY

The Lessors expressly agree that they are solely and absolutely responsible to settle and resolve and keep the Lessee indemnified at all times against all claims, suits, disputes and actions arising in any court of law or otherwise, relating to the Schedule property whether or not disclosed to the Lessee or whether prior to or after the sale of the Schedule property from the previous owner to the Lessors and shall make good any loss and damage, expenses including court costs and reasonable fees and expenses of attorneys, expert witnesses and other professionals, arising out of or resulting from all suits, claims and disputes accruing to the Lessee in relation to the Schedule property. The Lessors in this regard expressly agrees that they are providing this indemnity to the Lessee on their own free will and volition, unconditionally, without any coercion or force or any kind of misrepresentation by the Lessee.

11.	ATTORNMENT

In the event if the Lessors transfer, alienate, encumber or otherwise dispose of or deal with the Schedule property or any part thereof or in their right, title and interest during the term of the lease, the Lessors shall advise the Lessee about the same in writing and the Lessors shall ensure that the future owner or successor-in-title to the Schedule property shall agree to be bound by the terms of this Lease Agreement. The future owner or successor-in-title to the Schedule property shall further attorn the Lessee as its own Lessee.

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

12.	SUSPENSION

In the event that the Schedule property or part thereof becomes unfit for occupation or use by the Lessee by reason of the occurrence of any force majeure event, the Lessee shall inform the Lessors by notice in writing, of the fact that the Schedule property is unfit for use, and the payment of rent shall remain suspended for the period commencing from the date of such notice until such time as the Schedule property remains unfit for occupation or use. Provided that in the event the Schedule property remains unfit for use for a period greater than one (1) month from the date of notice, the Lessee shall be entitled to terminate the Lease Agreement forthwith. In the event that the Lessors remedy the defect and make the Schedule property fit for occupation and use within one (1) month from the date of the notice, the Lessee shall be liable to pay rent from the date the Schedule property are restored to a condition fit for use and occupation by the Lessee and the period of the lease shall be extended by the same amount of time for which the rent remained suspended for which extended period the Lessee shall pay the rents agreed.

13.	COMPLIANCE OF THE RULES & REGULATIONS FOR THE MAINTENANCE OF THE BUILDING

The Lessee shall comply with all the rules and regulations provided to the Lessee in this regard which are set by the Lessors or any other authorised body, undertaking the maintenance of the building, with regard to all subjects, including the fixing or air conditioners, affixing of name plates, graphics or hoardings or any advertisement material etc. Non-compliance of any rules and regulations in this regard, shall constitute breach of the terms of this Lease Agreement.

14.	REPAIRS AND MAINTENANCE

14.1	The Schedule property is distempered and colour washed including painting, polishing of doors, floors etc and the Lessee is satisfied about the condition and habitability of the Schedule property.

14.2	The Lessee shall maintain at its cost the Schedule property in a state of good repair, including periodical painting/white washing and carrying our internal repairs such as sanitary, electrical, plumbing and non-structural repairs, etc necessary for the use of and maintenance of the Schedule property.

14.3	In the event of there being any damage caused to the Schedule property or to any of the fixtures and fittings therein, the Lessee shall pay for such losses or repair, provided such damage is directly, solely and absolutely attributable to the Lessee.

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

14.4	The Lessors shall carry out major repairs, if any to the leased premises, such as, including but not limited to bursting of pipes or defect, such as airlocks which might require modifications to the piping system, not caused due to the negligence of the Lessee and as and when found defective and intimated by Lessee.

15.	INSPECTION

The Lessors or their authorized agents, shall have the right to enter upon and inspect the Schedule Property at all reasonable hours on any working day, after the due notice of 7 (Seven ) days to the Lessee.

16.	TERMINATION OF LEASE

16.1	By efflux of time

16.2	If the rent herein reserved shall be in arrears for any two consecutive months, during the continuance of the lease the Lessors shall be forthwith entitled to terminate this Lease Agreement subject to appropriate deductions from the security deposit.

16.3	If there is any breach of failure to perform or observe all or any of the terms and conditions on the part of the Lessee to be performed and/or observed, the Lessors shall issue 90 (Ninety) days written notice, calling upon the Lessee to remedy and rectify such defect/failure and if within 90 (Ninety ) days of receiving the notice, if the defect/failure is not rectified or remedied by the Lessee, the Lessors shall thereafter be entitled to terminate the lease and re-enter and take possession of the scheduled property without prejudice to the right action of the Lessors in respect of any breach of the Lessee’s covenants here contained.

16.4	The Lease can be terminated by the Lessee by giving 6 (six) months notice. In this regard, the Lessors expressly agree that the Lessee reserves the right to request the Lessors to adjust the monthly rent from the total amount of security deposit during such notice period. The Lessors shall pay the balance amount of security deposit, if any, to the Lessee upon such termination of the Lease Agreement.

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

17.	CONSEQUENCES OF TERMINATION

Upon the lapse of the lease period or earlier termination thereof, the Lessors shall ensure that the security deposit as specified in this Lease Agreement is forthwith returned to the Lessee subject to appropriate deductions in the event the Lessee has failed to pay the lease rent or payment towards the electricity, water and maintenance charges during the period of lease.

Notwithstanding anything contained in this Lease Agreement, any delay or failure on the part of the Lessors in refunding the security deposit will entail interest at the range of 24% per annum from the date of expire of the lease period or earlier termination of the lease till the date of the refund and the Lessee shall be entitled to retain the keys to the Schedule Property and retain the possession of the Schedule property, without any obligation to pay rent and at the sole option of the Lessee, sub let either the whole or any part of the Schedule property to any third party till such time as the security deposit is returned to the Lessee by the Lessors.

Without prejudice to the foregoing, nothing in this Lease Agreement shall in any manner prejudice the rights of the parties arising either under this Lease Agreement or under law.

18.	CAR PARKING SPACE

The Lessee shall use the two (2) car parking space for parking cars and three (3) car parking space is used for erecting the 140 KVA Transformer and not for any other purpose. The 140 KVA Transformer has been erected with the prior permission of the previous owner of the Schedule property who has shared the costs towards the erection of the same.

The car parking space herein is also treated as part of the Schedule property.

19.	DELIVERY BACK OF POSSESSION

The Lessee shall deliver back vacant possession of the Schedule property to the Lessors on the expiry of the period of lease or earlier, termination, in the same condition in which it is leased, subject only to normal wear and tear and irresistible force and to any mutually agreed alteration by the Lessors and Lessee.

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

20.	CUSTODY OF THE LEASE AGREEMENT

This Lease Agreement is executed in duplicate. The original of this Lease Agreement shall be retained by the Lessee and the duplicate shall be delivered to the Lessors.

21.	The Lessors reserves their right to put up construct additional space/floors on the Schedule property upon receiving the prior written consent of the Lessee and the Lessee hereby undertakes not to cause any objection or obstruction for such additional construction unreasonably.

22.	CONCLUSIVENESS

Notwithstanding any other agreement, deed or exchange of letters or discussions hitherto exchanged, between the parties in the matter of the Lease of the Schedule Property, the terms of this Lease Agreement alone shall prevail and bind the parties.

The Lessors have handed over the fittings and fixtures fully described in the Annexure to this Lease Agreement for use of the Lessee and Lessee undertakes to deliver the same in good order and condition at the time of delivering vacant possession of the Schedule property, subject to normal wear and tear. In the event of any damage to the items or loss of item mentioned in the Annexure, which damage is directly, solely and absolutely attributable to the act/omission/negligence of the Lessee, it shall be the responsibility of the Lessee to carry out repair and/or replacement of those items failing which the Lessee shall pay the cost of those items damaged or lost.

23.	NOTICE:

Any notice herein may be given and shall be valid if sent by hand delivery and written acknowledgement obtained therefore or by registered post acknowledgement due at the address of the parties mentioned above and the same shall if so sent be deemed to be duly delivered. Any party may from time to time change its address for receipt of notices by giving to the other party, prior written notice of not less than 15 days of such change and such notice of change of address shall be sent under Registered Post Acknowledgement Due.

24.	AUTHORISATION

Mr. M. Chandrsekaran, Chairman & Director, Impulsesoft Private Limited has been authorised by the Board of Directors of the Lessee Company, to execute this Lease Agreement on behalf of the Lessee.

For Impulsesoft Private Limited

/s/
M. Chandrasekaran	[SIGNATURES OF M. Zabulon Athisayam, Deva Pouse
Director	Christy Bai]

25.	Stamp Duty and Registration, if any, applicable for this instrument shall be borne by the Lessee.

26.	DISPUTE RESOLUTION

In case of any dispute arising in respect of this Lease Agreement, the matter shall be referred to arbitration in consonance with the provisions of the Indian Arbitration and Conciliation Act, 1996, as may be amended from time to time, and the arbitral tribunal shall consist of three arbitrators, one each nominated by the Lessors and the Lessee who shall then jointly nominate the third arbitrator. The decision of the arbitrators so appointed shall be binding upon the Lessors and the Lessee. The law governing the arbitration proceedings shall be Indian law and the proceedings shall be held at Bangalore and conducted in the English language.

SCHEDULE TO THE SCHEDULE PROPERTY REFERRED TO ABOVE

All that piece and parcel of the property bearing No. 690 situated in 15th cross, 2nd phase/stage, Sarakki, Bangalore (now known as J.P. Nagar 2nd Phase) in all compositely having a super built up area of 15000 square feet with five (5) car parking space (two (2) car parking space for parking two (2) cars and the parking space for three (3) other car parking space is used for erecting 140 KVA Transformer) Corporation Ward No. 57, bounded on East by Site No. 689, West by: 14th Main Road, North by : Site Nos. 659 and 660 and South by : 15th Cross Road, measuring East to West 24.38 mtrs, and north to South 35.35 + 36.27/2 mtrs with residential building of RCC roof basement, Ground and First Floor.

IN WITNESS WHEREOF the parties have executed the Lease Agreement, in the presence of the witnesses attesting hereunder.

LESSORS

1.	/s/ M. Zabulon Athisayam

2.	/s/ Deva Pouse Christy Bai

WITNESSES:

/s/ G Srinivasan
(G SRINIVASAN)
No 378, 8th Main Milk Colony Malleswaram West Bangalore – 560055

/s/ K. P. Achiah
(K.P. Achiah)
SR Manager, Srinagar Br. Bangalore - 50

LESSEE

[/s/: M. Chandrasekaran]

[/s/: Deva Pouse Christy Bai]

SCHEDULE 2

RECEIPT FOR SECURITY DEPOSIT

We, the Lessors, namely:

1.	Mr. M. Zabulon Athisayam, aged about 34 years, S/o Late Maharaja Nadar and

2.	Ms. Deva Pouse Christy Bai, aged about 28 years, W/o Mr. Zabulon Athisayam, both currently residing at No. 988,4th Cross, Ashok Nagar, Bangalore 560 050

the Lessors of the Schedule property confirm having received from the Lessee an amount of Rs.2,50,000.00 (Rupees Two Lakh Fifty Thousand Only) vide cheque number: 116846, dated 23rd February’2004 drawn in favour of Mr. Zabulon Athisayam drawn on Union Bank of India, Industrial Finance Branch, Bangalore –560 027._ (name of bank) and of Rs.2,50,000.00 (Rupees Two Lakh Fifty thousand Only ) drawn in favour of Mrs. Deva Pouse Christy Bai vide cheque number: 116847 dated 23rd February’2004 drawn in favour of Mrs. Deva Pouse Christy Bai drawn on Union Bank of India, Industrial Finance Branch, Bangalore –560 027. (name of bank) Bangalore, towards the security deposit as referred to in clause 2 of this Lease Agreement.

1.	/s/ M. Zabulon Athisayam
M. Zabulon Athisayam

2.	/s/ Deva Pouse Christy Bai
Deva Pouse Christy Bai